                                  EXHIBIT 11
                                  ----------


                          STATEMENT RE COMPUTATION OF
                          ---------------------------


                              PER SHARE EARNINGS
                              ------------------

                                                                      Exhibit 11
                                                                      ----------

                            LIFE TECHNOLOGIES, INC.
            STATEMENT RE COMPUTATION OF PRIMARY PER SHARE EARNINGS
            ------------------------------------------------------
                      for the three and nine months ended
                          September 30, 1994 and 1993
                 (amounts in thousands, except per share data)


                                   Three months ended       Nine months ended
                                      September 30,           September 30,
                                   -------------------      ------------------

                                      1994       1993        1994        1993
                                      ----       ----        ----        ----
Net income                          $ 4,352    $ 3,939      $13,669    $12,673
                                    =======    =======      =======    =======

Weighted avg. shares outstanding     14,974     14,945       14,968     14,938

Weighted average effect of
  common stock equivalents              103        135           97        161
                                    -------    -------      -------    -------

                                     15,077     15,080       15,065     15,099
                                    =======    =======      =======    =======

Primary net income per share        $   .29    $   .26      $   .91    $   .84
                                    =======    =======      =======    =======

                                                                      Exhibit 11
                                                                      ----------


                            LIFE TECHNOLOGIES, INC.
         STATEMENT RE COMPUTATION OF FULLY DILUTED PER SHARE EARNINGS
         ------------------------------------------------------------
                      for the three and nine months ended
                          September 30, 1994 and 1993
                 (amounts in thousands, except per share data)

                                  Three months ended       Nine months ended
                                     September 30,           September 30,
                                  -------------------      ------------------
                                    1994       1993          1994       1993
                                    ----       ----          ----       ----
Net income                         $ 4,352   $ 3,939       $13,669    $12,673
                                   =======   =======       =======    =======

Weighted avg. shares outstanding    14,974    14,945        14,968     14,938

Weighted average effect of
  common stock equivalents             130       158           133        160
                                   --------  -------       -------     ------

                                    15,104    15,103        15,101     15,098
                                   =======   =======       =======    =======
Fully diluted net income
 per share                         $   .29   $   .26       $   .91    $   .84
                                   =======   =======       =======    =======
Primary net income per share       $   .29   $   .26       $   .91    $   .84
                                   =======   =======       =======    =======

                                       13